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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 3, 2003

CARBON ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

COLORADO (State of Other Jurisdiction of Incorporation)	1-15639 (Commission File Number)	84-1515097 (IRS Employer Identification No.)
1700 BROADWAY, SUITE 1150, DENVER, COLORADO 80290 (Address and Zip Code of Principal Executive Offices)

303-863-1555
(Registrant's telephone number, including area code)

Item 5. Other Events and Regulation FD Disclosure.

        Carbon Energy Corporation (Carbon or the Company) announced on February 3, 2003 that it has entered into a Purchase and Sale Agreement to sell the Company's interests in 98 gross wells (24 net wells) and 26,300 gross acres (8,600 net acres) located primarily in Southeast New Mexico. Attached and incorporated by reference hereto as Exhibit 99.1 is the press release related to the purchase and sale agreement issued by the Company on February 3, 2003.

        Daily average net production from the properties is approximately 3,270 Mcf of gas per day and 130 barrels of oil per day. The purchase price is $15,750,000 in cash, with an effective date of January 1, 2003. After completion of due diligence by the buyer, the sale is expected to close in the first quarter of 2003.

        In addition, on December 12, 2002, the Company closed on an agreement to sell the Company's interest in two gross (two net wells) and 960 gross acres (421 net acres) located in Southwest New Mexico. The purchase price was $425,000 in cash, with an effective date of September 1, 2002.

        The asset sales represent a complete exit from the region and completes Carbon's program to sell assets acquired through the 1999 purchase of Bonneville Fuels Corporation which do not fit with the Company's focus on the development of its natural gas properties in the Piceance and Uintah Basins and in Central Alberta.

        Carbon expects to use the proceeds from these sales to continue its exploration and development drilling program in the Piceance and the Uintah Basins.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARBON ENERGY CORPORATION

Date: February 3, 2003	By:	/s/ KEVIN D. STRUZESKI
Name: Kevin D. Struzeski Title: Chief Financial Officer and Treasurer

Exhibit Index

Exhibit Number
99.1	Press Release dated February 3, 2003

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  Item 5. Other Events and Regulation FD Disclosure.
SIGNATURE
CARBON ENERGY CORPORATION
Exhibit Index